Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 23, 2024 with respect to the combined carve-out financial statements of CXApp Holdings Corp. (f/k/a Design Reactor, Inc. and Subsidiaries) as of March 14, 2023 and for the period January 1, 2023 to March 14, 2023 included in the CXApp Inc. Annual Report on Form 10-K.

/s/ Marcum LLP

New York, NY

June 2, 2025